                                                                Exhibit 99.1

[GARDNER DENVER Logo]

    ========================================================================

                                PRESS RELEASE

    ========================================================================

FOR IMMEDIATE RELEASE
---------------------

October 26, 2005                         Contact: Helen W. Cornell
                                         Vice President, Finance and CFO
                                         (217) 228-8209


            GARDNER DENVER, INC. REPORTS RECORD ORDERS, REVENUES
                               AND NET INCOME:
      THIRD QUARTER REVENUES INCREASE 95% AND NET INCOME INCREASES 93%
                       COMPARED TO THE PREVIOUS YEAR

QUINCY, IL, (October 26, 2005) - Gardner Denver, Inc. (NYSE: GDI) announced continued strong growth in business levels in the third quarter of 2005. Orders, revenues, and net income in the three months ended September 30, 2005 were $411.3 million, $356.1 million and $16.7 million respectively. These results represent a 109% increase in orders, 95% increase in revenues and 93% increase in net income, compared to the third quarter of the previous year. These improved results were primarily a result of the Thomas Industries and Nash Elmo acquisitions and strong organic growth.

CEO's Comments Regarding Results
--------------------------------
"The third quarter was another outstanding period for us, demonstrating improved organic growth, positive impacts from recent acquisitions, and continuing period cost control. Diluted earnings per share (DEPS) of $0.63 are a third quarter record, and are 47% higher than the results of the third quarter in 2004. Organic revenue growth (excluding the incremental effect of the Thomas Industries, Nash Elmo and Bottarini acquisitions and the effect of changes in foreign currency rates) was approximately 32% for the third quarter, compared to the same three-month period of the previous year. Total segment operating earnings (defined as revenues less cost of sales, depreciation and amortization, and selling and administrative expenses) as a percentage of revenues (operating margin) increased to 9.3% for the three months ended September 30, 2005, compared to 8.7% for the comparable period of 2004. This percentage climbs to 10.4% excluding the non-recurring charge to cost of sales of approximately $3.9 million stemming from recording acquired inventory at Bottarini and Thomas Industries at fair market value," stated Ross Centanni, Chairman, President and CEO.

"We experienced continued strong demand with a 37% organic increase in orders compared to the third quarter of last year. Elevated energy prices continue to drive exceptional demand for fluid transfer products, resulting in order

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increases of 120% compared to the previous year. Compressor and vacuum products demand increased approximately 8% organically compared to the third quarter of the previous year."

"We continue to aggressively and strategically trim our cost structure through manufacturing, product, and administrative overhead rationalization initiatives. As part of this strategy, and in conjunction with the final phase of the Nash Elmo integration, we recently announced the plan to transfer standard liquid ring pump production to China and Brazil from a higher cost manufacturing facility in Nuremberg, Germany. This effort is expected to be completed in the first quarter of 2007. We previously announced the closure of a distribution center in the United States and the transfer of its functions to existing production centers as a result of our successful use of "Lean Enterprise" techniques. This project is on schedule with anticipated completion in the fourth quarter of 2005. This latter cost reduction initiative increased selling and marketing expenses by approximately $0.8 million in the third quarter, but is not expected to materially influence fourth quarter results. Administrative cost reduction activities are also yielding results, with a $0.6 million reduction in the former Thomas Industries headquarter expenses during this past quarter and a $1.2 million reduction projected for the fourth quarter of 2005. Our strategic approach has identified additional opportunities to generate synergistic benefits via further facility, product and administrative rationalization, sales channel leverage and material cost reductions. We are really just beginning the Thomas integration process and continue to be excited about the available opportunities. These cost reduction efforts, as well as other integration projects currently in development, demonstrate Gardner Denver's commitment to becoming the high quality and low cost producer in the global markets we serve."

CEO's Outlook
-------------
"Our strategic approach toward operating businesses, selecting and integrating acquisitions, and effectively dealing with cyclical end markets gives me confidence in our continued success. Demand for oil and natural gas-related products continues to be very strong. The prevailing opinion is that the current environment for our petroleum-related products is expected to extend for at least the next twelve months."

"Our industrial products also continue to do well and we remain cautiously optimistic, despite the dampening effect on demand for some products attributed to higher energy prices. Quotation rates for engineered products have improved and centrifugal blower backlog has increased. Demand for liquid ring pumps continues to be strong in Asia and aftermarket business is increasing in Western Europe and the United States. However, as expected, the rate of growth in orders for truck blowers in North America has softened, as the order rate for Class 8 trucks has begun to slow."

"Based on the current economic environment, as well as our existing backlog and recent order trends, we expect DEPS to be approximately $0.70 to $0.80 for the fourth quarter of 2005, $2.45 to $2.55 for the current year, and


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$2.75 to $3.05 for 2006. This guidance reflects an effective income tax rate of 30%. However, the Company is currently considering repatriating incremental cash acquired in the Thomas acquisition pursuant to the American Jobs Creation Act which could place upward pressure on the effective income tax rate in the fourth quarter of 2005 and into 2006, depending upon the timing and amounts repatriated. The guidance for 2005 includes incremental net income of approximately $11 million from the acquisition of Nash Elmo, compared to the previous year, and $2 million from the acquisition of Thomas Industries. For the third quarter of 2005, the Thomas Industries acquisition decreased net income by approximately $0.2 million, net of interest expense allocated for the purchase of this business. These results are net of approximately $3.8 million in non-recurring (pretax) costs attributable to recording the Thomas inventory at fair value. We currently expect this acquisition to increase net income in the fourth quarter of 2005 and in 2006, as additional synergies are realized. The guidance for 2006 includes a reduction in DEPS of approximately $0.12 to $0.14 due to expensing stock options in accordance with SFAS 123R, which will be adopted on January 1, 2006."

Third Quarter Results
---------------------
Revenues increased $173.5 million (95%) to $356.1 million for the three months ended September 30, 2005, compared to the same period of 2004. This increase was due to the acquisitions of Thomas Industries, Nash Elmo and Bottarini, which contributed incremental revenue of $143.0 million and higher volumes and pricing in both segments.

For the three months ended September 30, 2005, revenues for the Compressor and Vacuum Products segment increased $152.7 million (104%) to $299.8 million, compared to the same period of 2004, primarily due to the acquisitions of Thomas, Nash Elmo and Bottarini. Higher volumes of compressor and blower shipments in the U.S., Europe and China and improved pricing also contributed to this increase. Fluid Transfer Products segment revenues increased $20.8 million (59%) to $56.3 million for the three months ended September 30, 2005 compared to the same period of 2004. This improvement was primarily due to increased volume of drilling and well stimulation pumps, water jetting systems and related aftermarket parts, and pricing.

Orders for compressor and vacuum products for the three months ended September 30, 2005 increased $154.0 million compared to the same period of 2004. Organically, compressor and vacuum product orders increased $11.8 million (8%), compared to the previous year. Compressor and vacuum products backlog of $294.1 million at September 30, 2005 represented an increase of $132.9 million (82%) from one year ago. The acquired Bottarini and Thomas Industries businesses accounted for $89.8 million of this increase. The remaining increase of $43.1 million represents organic backlog growth of approximately 30% from one year ago.


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Backlog for fluid transfer products increased $97.5 million (189%) as of
September 30, 2005, compared to September 30, 2004. Orders for fluid transfer products for the three-month period ended September 30, 2005 increased by $60.3 million, representing organic growth of 120% compared to the previous year.

Gross margin (defined as revenues less cost of sales) as a percentage of revenues (gross margin percentage) was 32.5% in both the third quarters of 2005 and 2004. Increased volume and pricing in both segments and the related positive impact of increased leverage of fixed and semi-fixed costs over a higher revenue base contributed favorably. The impact of recording the Thomas Industries inventory at fair value on the acquisition date and higher material costs offset these positive factors.

Depreciation and amortization for the three months ended September 30, 2005 increased $5.4 million (91%) to $11.3 million, compared to the same period of 2004, primarily due to the Thomas Industries and Nash Elmo acquisitions. The third quarter results included a one-time amortization reduction ($0.7 million) as a result of the finalization of the allocation of the Nash Elmo purchase price.

Selling and administrative expense increased $33.6 million (90%) in the three-month period of 2005 to $71.1 million, compared to the same period of 2004, primarily due to incremental expenses of the acquired companies (approximately $31.0 million). However, selling and administrative expenses declined as a percentage of revenues from 20.5% in the three months ended September 30, 2004 to 20.0% in the same period of 2005.

The Compressor and Vacuum Products segment generated operating earnings (defined as revenues less cost of sales, depreciation and amortization, and selling and administrative expenses) as a percentage of revenues of 8.0% in the three-month period ended September 30, 2005, a decrease from 9.2% for the same period of 2004. Excluding the effect of acquisitions, Compressor and Vacuum Products segment operating earnings as a percentage of revenues were 9.5% for the three-month period ended September 30, 2005. This improvement compared to the previous year was primarily attributable to the positive impact of increased leverage of the segment's fixed and semi-fixed costs over a higher revenue base and cost reductions, partially offset by higher material and selling and administrative costs.

The Fluid Transfer Products segment generated operating earnings as a percentage of revenues of 16.2% for the three-month period ended September 30, 2005, compared to 6.8% in the same period of 2004. This increase is primarily due to the positive impact of increased leverage of the fixed and semi-fixed costs over a higher revenue base and price increases.


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Interest expense increased $7.9 million to $10.4 million for the three months ended September 30, 2005, compared to the same period of 2004, due to funds borrowed to complete the acquisition of Thomas Industries and higher interest rates. The weighted average interest rate for the three-month period ended September 30, 2005 was 7.1%, compared to 5.6% in the comparable prior year period.

The Company's effective tax rate for the three months ended September 30, 2005 decreased to 30% compared to 34% in the prior year period principally due to a higher proportion of earnings derived from lower-taxed non-U.S. jurisdictions and tax planning initiatives.

Net income for the three months ended September 30, 2005 increased $8.0 million (93%) to $16.7 million ($0.63 DEPS), compared to $8.7 million ($0.43
DEPS) in the same period of 2004. This increase was attributable to the higher income before taxes and a lower effective tax rate in 2005, partially offset by the issuance of 5.7 million shares in May 2005 in advance of the Thomas Industries acquisition.

Nine Months Results
-------------------
Revenues increased $346.9 million (70%) to $845.3 million for the nine months ended September 30, 2005, compared to the same period of 2004. This increase was primarily due to incremental revenues from the Nash Elmo, Bottarini and Thomas Industries acquisitions ($272.3 million). Significantly higher demand for drilling pumps, continuing improved demand for industrial compressor and vacuum products and price increases were the primary factors contributing to the balance of the increase.

For the nine months ended September 30, 2005, revenues for the Compressor and Vacuum Products segment increased $297.3 million (75%) to $693.5 million compared to the same period of 2004. This increase was primarily due to the acquisitions of Nash Elmo, Bottarini and Thomas Industries. Organic revenue growth for compressor and vacuum products for the nine-month period of 2005, compared to the same period of 2004, was approximately 5%. Fluid transfer products segment revenues increased $49.6 million (49%) to $151.8 million for the nine months ended September 30, 2005, compared to the same period of 2004. This increase was primarily due to increased volumes of drilling and well stimulation pumps, water jetting systems and related aftermarket parts. Price increases and changes in currency exchange rates also contributed to this increase.

Net income for the nine months ended September 30, 2005 increased $18.1 million (77%) to $41.6 million ($1.75 DEPS), compared to $23.5 million ($1.23 DEPS) in same period of 2004. Acquisitions contributed approximately $7 million to the increase. The balance of the improvement is attributable to higher revenue volume and price increases, partially offset by material cost increases, and a lower effective tax rate in 2005. The increase in DEPS

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was partially offset by higher average shares outstanding for the nine-month period of 2005 as a result of the Thomas Industries acquisition financing.

The Company invested approximately $23 million in capital expenditures for the first nine months of 2005, and expects total capital expenditures for the year to be approximately $35 million to $40 million, including capital investments for the recently acquired operations of Thomas Industries. Capital spending is currently expected to be approximately $45 million to $50 million in 2006, and is targeted to be invested primarily to integrate businesses, introduce new products and improve operations. Cash provided by operating activities was approximately $50 million in the first nine months of 2005, compared to $22 million in the same period of 2004.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "CEO's Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate the Thomas Industries, Nash Elmo and Bottarini acquisitions and realize anticipated cost savings, synergies and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the risks associated with the reduced liquidity generated by the substantial additional indebtedness incurred to complete the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company's credit facilities and indentures; (4) the Company's exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products, and industrial production and industrial capacity utilization rates, which affect demand for the Company's compressor and vacuum products;
(5) the risks associated with intense competition in the Company's markets, particularly the pricing of the Company's products; (6) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company's dependence on particular suppliers, particularly iron casting and other metal suppliers; (7) the Company's ability to continue to identify and complete other strategic


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acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (8) economic, political and other risks associated with the Company's international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company's products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights;
(14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and interpretations or guidance related to the American Jobs Creation Act of 2004. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Comparisons of the financial results for the three and nine-month periods ended September 30, 2005 and 2004 follow.

Gardner Denver will broadcast a conference call to discuss third quarter earnings on Thursday, October 27, 2005 at 9:30 a.m. Eastern time, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents (www.earnings.com).

Gardner Denver, Inc., with 2004 revenues of $740 million ($1,306 million on a pro forma basis including the acquisitions of Nash Elmo, which was completed in September 2004 and Thomas Industries, which was completed on July 1, 2005), is a leading international manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial, medical, environmental and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).



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
                                                     GARDNER DENVER, INC.
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (in thousands, except per share amounts and percentages)
                                                          (Unaudited)

                                          THREE MONTHS ENDED                                NINE MONTHS ENDED
                                               SEPTEMBER 30,                                  SEPTEMBER 30,
                                        -----------------------------                   ---------------------------
                                                                           %                                             %
                                            2005            2004         CHANGE            2005           2004         CHANGE
                                        --------------  -------------  -----------      ------------  -------------  -----------
Revenues                              $     356,095   $    182,616             95     $   845,265   $    498,341             70

Costs and Expenses:
  Cost of sales                             240,535        123,296             95         569,449        336,457             69
  Depreciation and amortization              11,335          5,925             91          25,816         16,074             61
  Selling and administrative                 71,082         37,461             90         175,245        106,031             65
  Interest expense                           10,358          2,491            316          19,642          5,949            230
  Other expense (income), net                (1,016)           332             NM          (4,338)        (1,756)            NM
                                        --------------  -------------                   ------------  -------------
Total costs and expenses                    332,294        169,505             96        785,814         462,755             70
                                        --------------  -------------                   ------------  -------------

Income before income taxes                   23,801         13,111             82          59,451         35,586             67
Provision for income taxes                    7,140          4,457             60          17,835         12,099             47
                                        --------------  -------------                   ------------  -------------

Net income                            $      16,661   $      8,654             93     $    41,616   $     23,487             77
                                        ==============  =============                   ============  =============

Basic earnings per share              $        0.64   $       0.44             45     $      1.79   $       1.26             42
                                        ==============   =============                  ============  =============
Diluted earnings per share            $        0.63   $       0.43             47     $      1.75   $       1.23             42
                                        ==============  =============                   ============  =============

Basic weighted average
    number of shares outstanding             25,871         19,806                         23,219         18,645
                                        ==============  =============                   ============  =============
Diluted weighted average
    number of shares outstanding             26,371         20,188                         23,760         19,032
                                        ==============  =============                   ============  =============

Shares outstanding as of 9/30                25,957         19,850
                                        ==============  =============



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
                                                   BUSINESS SEGMENT RESULTS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                           THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                SEPTEMBER 30,                               SEPTEMBER 30,
                                        ------------------------------                ---------------------------
                                                                            %                                           %
                                            2005            2004          CHANGE         2005           2004          CHANGE
                                        -------------   --------------  -----------   ------------   ------------   -----------
COMPRESSOR AND VACUUM PRODUCTS
   Revenues                           $    299,834    $     147,148            104  $   693,504    $   396,170              75
   Operating earnings                       24,027           13,519             78       54,150         32,422              67
   % of Revenues                              8.0%             9.2%                        7.8%           8.2%
      Orders                               300,506          146,466            105      731,180        415,756              76
      Backlog                              294,127          161,227             82      294,127        161,227              82

FLUID TRANSFER PRODUCTS
   Revenues                                 56,261           35,468             59      151,761        102,171              49
   Operating earnings                        9,116            2,415            277       20,605          7,357             180
   % of Revenues                             16.2%             6.8%                       13.6%           7.2%
      Orders                               110,757           50,423            120      250,306        128,225              95
      Backlog                              149,032           51,553            189      149,032         51,553             189


                                                CONDENSED BALANCE SHEET ITEMS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                                                              %
                                           9/30/05         6/30/05         CHANGE         12/31/04
                                        --------------  --------------  --------------  --------------
Cash and equivalents                  $     114,556   $     246,335             (53)  $      64,601
Receivables, net                            228,578         162,466              41         163,927
Inventories, net                            214,033         137,939              55         138,386
Current assets                              594,849         564,709               5         385,522

Total assets                              1,733,755       1,203,113              44       1,028,609

Short-term debt and cur. maturities          32,662          22,758              44          32,949
Accounts payable and accrued
 liabilities                                285,141         182,121              57         206,069
Current liabilities                         317,803         204,879              55         239,018
Long-term debt, ex. cur. maturities         595,251         274,028             117         280,256

Total liabilities                         1,095,792         584,118              88         623,133

Total stockholders' equity                  637,963         618,995               3         405,476